Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2017 Equity Incentive Plan, the 2017 Employee Stock Purchase Plan and the 2015 Stock Incentive Plan of Denali Therapeutics Inc. of our report dated September 8, 2017 (except for the second paragraph of Note 1 and for Note 13, as to which the date is December 7, 2017), with respect to the consolidated financial statements of Denali Therapeutics Inc. for the year ended December 31, 2016 and 2015 included in its Registration Statement on Form S-1 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Redwood City, California

December 8, 2017